Exhibit 10.20

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

September 6, 2016

Michael J. Willis

Chief Financial Officer

Gevo, Inc.

45 Inverness Drive South, Building C, Suite 310

Englewood, CO 80112

Re:	Transaction Bonus

Dear Mike:

This transaction bonus letter agreement (this “Agreement”) is entered into by and between you and Gevo, Inc., a Delaware corporation (the “Company”), and sets forth the terms and conditions governing your right to earn a transaction bonus in connection with certain restructuring transactions of the Company.  Subject to the terms and conditions set forth below, the parties hereto agree as follows:

1.

Eligibility for Restructuring Transaction Bonus.  Upon closing of a Restructuring Transaction (as defined below) by the Company, you are entitled to receive the one-time restructuring transaction bonus set forth in Section 2 below (the “Transaction Bonus”).  Your right to receive the Transaction Bonus will be conditioned upon your continued employment with the Company through the closing of the Restructuring Transaction.

“Restructuring Transaction” means one or more transactions that, as determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion, (i) are approved by the Company’s Board of Directors and restructures the Company’s 10% Convertible Senior Secured Notes due 2017, which were issued to WB Gevo, Ltd. in June 2014 (the “2017 Notes”), [**] and addresses the maturities of any then-outstanding debt in a manner acceptable to the Board; [**]; or (ii) are approved by the Company’s Board of Directors and [**] after taking into account the then outstanding balances due under (x) the 2017 Notes, (y) the Company's Secured Debt issued to TriplePoint Capital; and (z) the Company's 7.5% Convertible Notes due in 2022; or (iii) are approved by the Company’s Board of Directors and effectively and successfully restructures the Company’s debt, including addressing the maturities of any then-outstanding debt in a manner acceptable to the Board.

The Compensation Committee of the Company’s Board of Directors shall have the authority, in its reasonable discretion, to construe and interpret any terms of this Agreement, and all decisions, determinations and interpretations of the Compensation Committee with respect to this Agreement shall be final and binding.

2.	Amount and Payment of Transaction Bonus: The Transaction Bonus will be equal to a one-time cash payment of $150,000. Unless otherwise determined by the Company, if the Transaction Bonus is

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Michael J. Willis

Chief Financial Officer

Gevo, Inc.

September 6, 2016

earned, it will be paid pursuant to the Company’s standard payroll practices, but in any event will be paid within ten (10) business days after closing of the Restructuring Transaction.
3.

Tax Withholding.  The Company shall have the right to deduct from the Transaction Bonus due under this Agreement, any applicable withholding taxes or other deductions required by law to be withheld with respect to such payment and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

4.

No Right to Continued Employment.  Nothing in this Agreement shall confer upon you any right to continue in the employ or service of the Company or affect the right of the Company to terminate your employment or service at any time.

5.

Termination of Agreement.  Notwithstanding anything to the contrary herein or in any other employment agreement between you and the Company, if your employment terminates for any reason prior to the closing of a Restructuring Transaction, then your Transaction Bonus shall automatically terminate without any further action by the parties hereto, and this Agreement shall be null and void and have no further force and effect.

6.

Governing Law; Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, without regard to conflicts of laws principles thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of Colorado, and the parties irrevocably consent to such personal jurisdiction and waive all objections thereto, but do so only for the purposes of this Agreement.

[Signature Page Follows]

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Michael J. Willis

Chief Financial Officer

Gevo, Inc.

September 6, 2016

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the date first set forth above.

GEVO, INC.

By: /s/ Patrick R. Gruber	/s/ Michael J. Willis
Title: Patrick R. Gruber	Michael J. Willis
Title: Chief Executive Officer

3

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.